Exhibit 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Releases Dividend Election Process
Summary for Distribution Payable on July 7, 2020

New York, May 15, 2020 – On May 6, 2020, BlackRock Capital Investment Corporation (the “Company”) announced the declaration by its Board of Directors of a dividend for the second quarter of 2020 at a rate of $0.10 per share of common stock to be paid on July 7, 2020 to stockholders of record on June 1, 2020 (“Stockholders of Record”).  Stockholders of Record may elect to receive the quarterly dividend in all cash (a “Cash Election”), or all shares of the Company’s common stock (a “Share Election”), by indicating preference on an election form that will be mailed to Stockholders of Record at a future date.  However, the total amount of cash to be distributed to all Stockholders of Record shall be limited to 20% of the total distributions to be paid.

The following information outlines certain aspects of the second quarter dividend, Cash Elections and Share Elections.  The following summary is provided for information purposes only and may be subject to change.  More details will be provided to Stockholders of Record by Computershare, the election and disbursing agent, at a future date.

Summary of Second Quarter 2020 Dividend:

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The total amount of cash to be distributed to all Stockholders of Record is limited to a maximum of 20% of the aggregate amount of the dividends to be paid to all Stockholders of Record (the “Cash Amount”). The remainder of the distributions (approximately 80%) will be paid in the form of shares of the Company’s common stock.

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If the aggregate amount of cash to be distributed to Stockholders of Record making Cash Elections exceeds the Cash Amount, then the Cash Amount will be prorated among such stockholders, and the remaining portion of the dividend will be paid to such stockholders in shares of the Company’s common stock plus cash in lieu of any fractional shares.  In no event will any stockholder making a Cash Election receive less than 20% of such stockholder’s dividend in cash.

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If a Stockholder of Record is not enrolled in the Company’s dividend reinvestment program and a completed election form is not received timely by the Company’s election and disbursing agent, or is otherwise invalid, such stockholder will be deemed to have made a Cash Election and will receive a portion of the quarterly dividend in cash subject to the 20% cap described above (with the exception of cash in lieu of fractional shares).

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If a Stockholder of Record is enrolled in the Company’s dividend reinvestment program and an election form is not received timely by the election and disbursing agent, or is otherwise invalid, such stockholder will be deemed to have made a Share Election and will receive all of the quarterly dividend in stock (with the exception of cash in lieu of fractional shares).

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Stockholders of Record who are enrolled in the Company’s dividend reinvestment program will be allowed to make a Cash Election.  Such election will affect only this quarter’s distribution; it will not be treated as the stockholder opting out of the dividend reinvestment program for future distributions.

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The number of shares that will be credited to a Stockholder of Record’s account in connection with this distribution will be determined by dividing the aggregate dollar value of the portion of such distribution to be paid in shares by the average closing stock price for the Company’s stock on the five trading days beginning with June 23, 2020 and ending with June 29, 2020 (both days inclusive). For this distribution, shares will only be issued in accordance with this calculation; the Company will not issue shares pursuant to the methodologies discussed in its dividend reinvestment program plan documents.

•	All common stock issued in connection the quarterly dividend will be issued in book-entry form.

•	If a stockholder’s shares of common stock are held in the name of a bank orbroker, such stockholder will be required to inform the bank or broker of the election.

•	Once the election is made, it is irrevocable.